Item 77M - DWS Strategic Government Securities
Fund


On February 1, 2011 (the "Effective Date"), DWS
Strategic Government Securities Fund (the
"Predecessor Fund"), a series of DWS, a
Massachusetts business trust (Registration Nos. 002-
57937 and 811-02719), was reorganized into DWS
Strategic Government Securities Fund (the
"Acquiring Fund"), a corresponding newly created
"shell" series of DWS Income Trust, a Massachusetts business trust (Registration Nos. 002-91577 and 811-
04049). On the Effective Date, all of the assets and liabilities of the Predecessor Fund were transferred to the Acquiring Fund. With the exception of the differing trust of which it is a series, the Acquiring
Fund is substantially similar to its corresponding
Predecessor Fund.

All financial and other relevant information for the Predecessor Fund for the six-month period ended
April 30, 2011 is reported on the Form N-SAR filed by the Acquiring Fund for the same period.



E:\Electronic Working Files\03 - NSAR\2011\04-30-11\
DWS Strategic Gov Sec Fund (shell)\03-Exhibits\
Item 77M SGS.docx